WidePoint Corporation

First Quarter 2012 Earnings Conference Call

May 15, 2012

Operator: Good day ladies and gentlemen. Thank you for standing by. Welcome to the WidePoint Corporation First Quarter 2012 Earnings Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touchtone phone. Please press star, zero, for Operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection. I will now like to turn the conference over to David Fore of Hayden IR. Please go ahead.

David Fore: Thank you, Operator. Good afternoon to all participants in WidePoint's First Quarter 2012 Financial Results Conference Call. With us today are WidePoint's Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the first quarter, 2012 results and Jim will provide additional financial details. Then, we will open the call to questions from participants .

Before I turn the call over to Steve, I'd like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance, and similar expressions including, without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecast, expressions which reflect something other than historical facts, are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including factors discussed in the risk factor sections of WidePoint's annual report on Form 10-K, and its forwarded form from Form 10-Q, and in other SEC filings and Company releases. Actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statement in order to reflect events or circumstances that may arise at this conference call except as required by law.

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar for opening remarks.

Steven Komar: Thank you, David and good day to everyone who has joined us this afternoon. As we are fond of pointing out, we sincerely do appreciate your active and continuing interest in WidePoint Corporation. As you are all no doubt aware, 2011 was a difficult year for WidePoint. Due to stagnation in our government markets and delays and deferrals of targeted projects and programs. While we managed to retain our bottom line profitability for 2011, certainly our expectations for a continuation of 2010's revenue growth and resulting enterprise valuation were disappointed. As we worked through this period, Management was also focused on strategies that would lessen our dependence on our core government market focus while broadening our footprint of services and products within our key strategic business segments. During the first quarter of 2012, we benefited from these efforts. Particularly in the area of our telecommunications lifecycle management business, which we significantly expanded at the end of 2011 with the acquisition of the customers, staff, and assets of Avalon Global Solutions, Inc. which operates today as WidePoint Solutions Corporation, or WSC.

WSC greatly improved our customer and market reach by adding 70-plus commercial market customers and over $9 million in annualized revenues to our WidePoint products and services mix. Elsewhere in the telecommunications segment, we were successful in securing a new lifecycle management, $10 million, four-year contract with the state of Nevada. And a three-year telecommunications management master contract with the 15 member, Western States Contracting Alliance. More recently in April, an award was finalized to provide similar services to agencies and departments of the state of Utah, confirming our accelerating success in penetrating state and municipal markets. At the same time, our cyber security businesses performed quite strongly in the first quarter. We witnessed rising demand for the trusted identity assurance credentialing services of our ORC business, largely generated by recent and increasing government mandates requiring the use of digitized credentials for continued access to various federal government sites and information gateways, which contribute to significantly higher monthly certificate issuance volumes to meet Department of Defense and OMB 11-11 access requirements. And further, by the continued expansion and support of the Transportation Workers Identification Credentialing program, otherwise known as TWIC, in the form of a substantial block of additional credentials issued and delivered during the first quarter 2012. And finally, by expanded additional work with leading northeastern states in support of emergency or first-responder systems featuring the resource and attribute management software and services of our Advanced Response Concepts, or ARC, product and support solutions.

Looking briefly at the first quarter financial results, net revenue grew 30.1% to $13.7 million, from 10.5 million in the first quarter of 2011. As well, almost better than—almost 35% better than the preceding fourth calendar quarter of 2011. Although there is an element of seasonality in this performance, I believe it is indicative of the improved results we may expect over coming quarters. This revenue increase was materially the result of revenue growth in all of our business segments driven by additional revenues generated from our existing customers, as well as the impact of the purchase of Avalon Global Solutions on December 31st, 2011.

Gross profit for the first quarter of 2012 was 3.3 million with net income of approximately 86,000 in the first quarter of 2012. An improvement in net income of over 400,000 in the first quarter 2011's net loss. As we progress in 2012, we plan to continue to expand our telecommunications management business with an emphasis on enhanced sales efforts in, and marketing activities to commercial and municipal markets. This will involve a goal of increasing and optimizing our channel partner, and alliance partner, distribution network as a supplement of the breadth and reach of our direct sales force. We're already witnessing an accelerating trend of contract awards from commercial customers thus far in 2012, accompanied by a robust and growing pipeline. We are on track with our long-term strategy to broaden our customer base by adding a mix of state and local municipalities, commercial enterprises, and internationally-based companies and organizations using our proprietary solutions.

With our cyber security business, we fully expect several cyber security initiatives to generate new revenue growth in the future, as additional federal agencies and venues seek greater levels of identity assurance and management, and better protection of the federal information technology infrastructure. In addition to the credential demand created by OMB 11-11, and the TWIC port workers' requirements, more recent developments of the expanded interest of the Department of Defense relating to secured access for military retirees and dependents, and a March 2012 policy statement by the Department of Health and Human Services initiating secured credential requirements for the transmission of all citizen health records. The groundwork we laid over the past two years will continue to provide us with a platform to leverage opportunity in all segments of our business. We have significant initiatives and RFP's in our pipeline, and we have contracts that have been awarded recently, and we are now enthusiastically beginning to implement.

With that, I'd like to turn the call over to Jim McCubbin, WidePoint's CFO for a more in depth discussion of our financial results. I'll then follow up with a short summation of the key aspects and focal points of WidePoint's strategic vision for the future direction of the Company. Jim, the floor is yours.

James McCubbin: Hello everyone and thank you Steve. We're pleased to report that our first quarter met our financial expectations and set the stage for what we hope will be our most successful year. We entered 2012 with a number of positive challenges and new opportunities that we believe will further define our differentiators and showcase a financial model that can be supportive of our customer needs and our investor desires. One that supports a model for continued growth and top-line results, margin improvements, bottom-line leverage, as well as one that will provide capital for additional operational investments and acquisitions. Demonstrating this, and what we hope will be the first of many positive quarter-to-quarter comparisons, in our first quarter, which produced quarter-over-quarter growth of approximately 30%, driven by a successful quarter from our cyber security area with 73% growth, followed by our telecommunications lifecycle management segment with 31% growth, and wrapping up with our consulting and software reselling segment with 15% growth.

Our growth from this quarter was positively affected by growth in our credentialing business as a result of further implementation of the federal government's requirements to expand the need for certified credentials for access. Further sales and support of the TWIC project, and continued work that was delivered in support of our work with first responders. Looking out to the rest of 2012 in this area, we believe we will see continued growth with TTAC, an expansion of our TWIC program comes on line, and other systems start to adopt required certified credentials for access. While this growth may be choppy at times, the overall trend appears to be definitely improving and solidifying as the accepted and required path for access by the federal authorities. Our growth in the quarter was also positively affected by the asset acquisition of Avalon Global Solutions. As well as our expansion into the commercial area in the telecommunications segment which was met by positive accolades from the clients of AGS, as well as us witnessing the assignment of over 90% to-date of their client base. We're presenting wrapping up the completion of this task and making sure that the assignment of 100% of that customer base is completed in the first half of this year.

Gross profit in the first quarter of 2012 was also up 3.3 million, or 24.3% of revenues, as compared to gross profit of 1.8 million, or 17% of revenues, for the first quarter of 2011. Gross profit, excluding amortization and depreciation expense and cost of sales, was approximately 3.8 million, or 28% of revenues, as compared to gross profit excluding amortization and depreciation expense and cost of sales of 2.1 million, or 20% of revenues, for the first quarter of 2011. Longer term, we anticipate gross profit as a percentage of revenues should continue to increase as cost of sales as a percentage of revenues decreases resulting from a greater mix of higher margin services. We also reported income from operations of approximately 128,000 in the first quarter of 2012, compared to a loss from operations of 504,000 in the first quarter of 2011. This represented an improvement of 633,000 from last year's comparable period.

In this reporting period, we are also providing non-GAAP operating metrics to allow our shareholders to better compare us against our public peers. On a non-GAAP basis, our adjusted EBIDTA was also approximately 743,000, compared to a loss of 245,000 last year, an improvement of almost a million dollars, or 988,000, over last year's comparable period. Net income was approximately 57,000 in the first quarter of 2012, compared to net loss of approximately 317,000 in the first quarter of 2011, which included at that time a one-time $203,000 income tax benefit during that prior-year period.

So given this overall positive performance we witnessed, we are also glad to see a positive benefit to our balance sheet. We witnessed debt against the note we took out to acquire the asset of Avalon Global Solutions already being paid down materially year-to-date, our working capital increasing as we witness positive adjusted EBIDTA, which also, by the way, included investments we made in making improvements to our data center in our cyber security segment in support of further growth that Steve mentioned. Positive integration efforts in investments we made in support of our acquisition of AGS to integrate our infrastructure seamlessly, along with efforts to start addressing the continued expansion improvements we wish to make in our branding and sales and marketing efforts throughout the rest of this year. We believe that the positive financial results we are currently witnessing, and the financial goals we expect to achieve this year, will allow us to continue to fund our investment in support of our growth, as well as allow us to strategically acquire assets that will significantly grow our customer base, technological capabilities, and reach in supporting our customers internationally.

With that, I'd like to turn it back to you, Steve.

Steven Komar: Thank you, Jim. Appreciate that. I'd like to take a few additional minutes to talk about what we believe is the future of WidePoint Corporation. From a macro perspective, we believe that we will be an industry leader in the integrated delivery, mobile communications solutions, and secured, identity-based, information and data protection solutions. All delivered globally via a cloud-based environment. We further believe that there will be a natural convergence of these two business segments as their respective markets mature and as customer-driven requirements become more clear and more demanding.

Those are pretty aggressive statements. But we believe we need to take real steps now to further position ourselves for success as these massive markets and opportunities continue to develop. Several related initiatives we are already focusing on in 2012 include further expanding our commercial market footprint in a currently-fragmented marketplace for our key solutions, enhancing the capabilities of our cloud-based trusted device and identity assurance solutions, providing cost effective state-of-technology expanded mobile device management and mobile security offerings to our telecommunications, lifecycle management customers. And expanding our geographic reach in support of our international and multi-national customer and prospect demands. We will achieve this through a combination of organic growth, reinvestment in existing proprietary technologies, a unified branding and sales marketing approach, and strategically leveragable mergers or acquisitions. An ambitious agenda, but we are convinced that this is where the future lies both for the benefit of WidePoint and for the benefit of its investors.

Thank you. I'd like to now open the call to your questions. Operator, if you can assist us in opening the lines for any comments or questions.

Operator: Thank you. We will now begin the question and answer session. As a reminder if you have a question, please press the star, followed by the one, on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. And if you are using speaker equipment, you will need to lift the handset before making a selection. And the first question comes from the line of Mike Malouf with Craig-Hallum Capital Group. Please go ahead.

Mike Malouf: Hi guys. Nice quarter, thanks.

Steven Komar: Thank you, Mike.

Mike Malouf: I was wondering if you could talk a little bit about the TWIC program, with regards to the block that you sold? How much was that and is there more to come, as far as that? Is that (inaudible) some more visibility into other blocks of vessels (ph), or perhaps maybe on the negative side, would that be a sale that took (inaudible) the next (ph) quarter or third quarter?

Steven Komar: Well to use a comment that Jim sometimes uses, that particular transaction can have a lumpy effect. In other words, yes there is timing issues associated with that, Michael. It was a substantial transaction in the first quarter. There is the potential for an additional order of certificates and credentials in the second quarter. There definitely will be an ongoing need, because amongst other things, the—we're coming to the end of the life of many of the original licenses. So there will be a renewal quotient for the existing population that is credentialed. So, I think in one sense, we have to be a little cautious and say we did get a three quarter of a million dollar-plus benefit in the first quarter.

Jim McCubbin: We did.

Steven Komar: And will we get exactly that in the second quarter? I don't know the answer to that. But there is a pipeline of additional opportunity out there, and Jim mentioned the TTAC follow-on contract, the award of that is currently up in the air, which would indicate to us that there will be an additional extension of the existing TWIC contract, so my projection is that there is more good news there than bad, and we expect to see a continuing revenue cycle coming out of that.

Jim McCubbin: Hey, Mike, it's Jim. Just to make sure this is seamless for you. TTAC is going to—has been awarded—there may be a protest, okay? Lockheed Martin is not an awardee or down-selective of TTAC. TTAC, we have relationships with all three vendors that were down-selected as well as the initial one that it was awarded to. Okay? TWIC that Lockheed Martin had, comes up for the life in August. If there is a protest, they're probably going to be more done with TWIC, while the protest is worked out. So we're kind of in a win/win situation in the whole scenario, right now, because they can't have one go delinquent without the other being in place or they're going to have to satisfy both. So we did see some of the growth, but not all of the growth in cyber, come from that TWIC award in the first quarter. There could be some lumpiness between the second and third quarter depending on what happens with TWIC and TTAC. But for the year, no matter what, we're in good shape.

Also, just so you're aware because I know you track this closely. The JPAC system came online in January. That also added a lot of ECA sales and we've seen a lot of credentials. This summer, also another major program is coming online which for the year should continue to give us a push in credentialing. Now the bigger question is with that program coming on on June 30th, will that see a bump in June or will it see a bump in July? And that kind of drives some of the lumpiness that we see quarter-to-quarter, but not for the year. Okay? So but the indicators and all the things that we're seeing—we're seeing all positive trends, all positive performance across the board and the federal government's desire to continue to push the expansion of credentialing services and expand it, in fact. We just have to—we're going through the lumpiness. We're happy with where it's going for 2012, overall. We're feeling really good for the year. Okay? Does that help?

Mike Malouf: Okay. Thanks for the color. Yes. If I could just move to the mobile telecom side. I'm wondering if you could touch on sort of a macro question (ph). How is the market broken out now? You've done, focused a little bit on acquisitions with Avalon. You stated that perhaps there'll be some more in the future for WidePoint. How does it work out there for acquisitions? What's the competitive environment now? I know (inaudible) has had a 2012 telecom expense management (inaudible). Can you give us a sense of that? Thanks.

Jim McCubbin: Yes, Mike. Two things. Predominantly we've cut our teeth on the mobile side with federal clientele. And we've done well there, okay? About a year ago we expanded and started focusing on how to take the services of what we were doing into the state and local municipalities, and we're seeing and starting to realize some success this year in that. Okay? And then finally we did the acquisition—after the acquisition of Avalon on the commercial side. So right now there's three areas within the telecommunications life cycle management area that we're playing. One is on the federal side. Two is on the state and local municipality side. And three is on the commercial side. Okay? Now where there on the life cycle is presently we have about nine agencies and the federal side is slowly growing. And we're seeing some positive activities there, and we continue to see probably picking up one or two more additional agencies this year on the federal side as that naturally expands.

On the state and local side, we're just coming in and the first phase of the local award with WSCA, or the Washington States Contracting Alliance, is really doing the audit work. The state of Utah is on lead with that and we've won that contract vehicle. We're one of the awardees. And we've won first task order with the lead state, Utah, to do the auditing. We also won it with the state of Nevada. And we also presently working on other task orders with other states. There are approximately 10 states that have shown interest and opted-in to do this. You're not going to see tremendous, huge revenues at first in the first year because it's going to be the auditing and finding out what's there. In which case, its success based. And we will see some decent margins and we'll see some revenues come out of it this year. But really you're going to see the migration in year two and three to managed services which is the ability to capture those cost savings on an ongoing basis instead of a look-back basis which is the audit cycle. And what's really good about this is there's a lot of demand, latent demand, as well as a lot of interest in doing this, and we're in a very good position and place right now to demonstrate how we can transfer that capability from our federal customer base into the state and local municipality base.

On the commercial side, okay, to wrap this up quickly so you have a good understanding. The first quarter for us was really getting all of the customers from Avalon converted and assigned over, supported, and really start marketing under the WidePoint brand. And we have started successfully doing that. We have won five or six new customer clients. We have a number of customer clients that we have in the pipeline, as well as some major customer wins that we're waiting on hearing from presently. Our goal is to continue to build-out the branding of WidePoint to continue to expand our channel partners, marketing, collateral, and efforts to take that international and transnational, with multi currency and multi issues so we can really do that, as well as do a convergence of some of our credentialing capabilities onto SMART devices, to show a differentiation of what we can provide that customer base that presently we do not believe exists. Okay? And that's to give you a profile. Does that work or do you need more?

Mike Malouf: Just a quick follow up. With regards to compensation. How does it play out there for you? Are there a lot of acquisitions, still a lot of acquisitions, opportunities for you? And then just speaking of competition, can you comment sort of how if you go into commercial side, you stack up against someone like Tango, or even IBM’s (ph) recent purchase of (inaudible)?

Steven Komar: I think I'll make a comment or two on that. I think we all recognize the, call it the 800 pound gorilla in the marketplace, which is Tango, and by the way has done a very very nice job with delivering some enterprise value. They are a substantial player in the marketplace. But we believe, number one, that the market today still remains very fragmented with a big differentiation between Tango and then perhaps us and one other player as being mid-tier players. And then a series of quote/unquote mom and pops around the country. So I think there is an opportunity for continued acquisitions. How we go up against Tango is yet to be determined, recognizing them to be a significant competitor. But on the other hand, in some of the areas of our focus, where we're working hard at delivering MDM and MSM capabilities as well as hopefully an international direct presence. We're working hard to differentiate ourselves from Tango and basically not want to be a Tango look alike, but to bring a more substantive and more broad-spectrum product solution. So we're feeling reasonably good about it. Whether we'll be able to deliver that or not, Michael, is an open question. But I'll tell you we're working hard at it, and I think we've got a good story to tell versus Tango.

Mike Malouf: Okay, great. Great guys. Thanks a lot for the color.

Steven Komar: Thank you, Mike. Appreciate it.

Operator: Ladies and gentlemen, as a reminder if you have a question, please press the star followed by the one on your touchtone phone. And the next question comes from the line of Sam Donaldson. Please go ahead.

Sam Donaldson: Gentlemen, again. Congratulations of coming out of last year which was a disastrous year in many ways, and doing very well. And also on expanding our base to other areas than the federal government. But I want to come back to the federal government. You've touched on it two or three times in two or three different ways. You seem to be fairly optimistic about the way things are going. But as we all know, at the end of this year, congress has to undo the deal made on raising the debt ceiling last August, and the Republicans are saying they're going to do it again. That is, they're going to have another debt ceiling crisis. So my question, broadly, is as our people talk to the purchasing agents, and the people the federal government who last year were almost traumatized came to a halt, what do they tell us about the ongoing possibility that they'll have to do it again. I mean, the awful thing that happened last year, as this year.

Jim McCubbin: Well, Sam, this is Jim. Hi, by the way. Thank you for joining the call. The federal government is going to be an interesting place to do business, probably, for the next five years-plus. The good news for us on a lot of the cyber initiatives, the federal government is basically making the contractors pay and/or making the parties pay externally for access. So a lot of that is starting to shift away from that budget morass. For instance, on the TTAC and TWIC, there's a high likelihood a lot of that money, while some of it will come from the DHS or TSA budget, you're going to see a lot of it also come from people that are the users. On the ECA and the credentialing work that we're doing, we are seeing the federal government require contractors to pay. That's outside of the budget cycle. So we don't have as much concern there, and they are long-term initiatives and projects that continue no matter what has happened over the last couple of years. So we know they're going to continue, because it's important and it's a mandate from both parties to continue to strengthen our cyber security profile.

On the communications life cycle management side. Remember, we are saving them money. And while that has slowed their ability to enter into contracts, it hasn't been lost on them that we are saving them money. So, again, we would hope that having some potential timing impacts here or there on awards, will not stop this effort. In fact, it will at some point accelerate the effort to embrace it even more widely. So, we're doing the best we can with these outside influences. We think we've positioned ourselves strategically as well as we can with this customer base. And, Sam, honestly that's why we really are spreading our wings and getting into state and local municipalities where saving money is even more important because they have a requirement, in most cases, to balance their budgets, as well as reaching into the commercial side because of the continued growth there, as well as what we believe the cyber security convergence issues that are going to be dominated in the commercial world, and how they're going to address it. It's a natural play for us. Alright? That's about as clear as we can be.

Sam Donaldson: I understand. There are uncertainties there, and again, I think by spreading your wings, you reduce the problem if it comes once again. I'm just sort of fixated on the federal government. What's going on here. I got some papers from the Agriculture Department in Albuquerque, New Mexico, and I usually fax them back when they come. And the lady said to me this time, you can't fax them because we have no ink for the fax machine. I said what do you mean? She said, well our purchasing agent said he doesn't have any money to buy the cartridges, ink cartridges, for the fax machines, here. And I thought, by God, this government is broken.

Jim McCubbin: Good Lord. That's for sure, good Lord.

Steven Komar: Sam, the only other comment that I can offer is we, and some of our business development people, attend a number of conferences. Many of them with the arms of the military within the DOD. And what we're hearing from three and four-star generals responsible for IT and security, and in some cases, more generalized expenditures within DOD, are saying yes, yes, there are cuts coming, they're going to be substantial. But everyone is sitting there saying that they expect little or no cuts associated with anything in the cyber security theater, because of the importance of those initiatives to the security to the Country. Having heard all that, cynicism is probably appropriate, and it's one of the reasons that we are modifying our strategy to be less reliant on that market.

 Sam Donaldson: Steve, I think you're right. If the rule of reason were applied, we wouldn't be having this problem. But, people are just not reasonable, and they're not thinking ahead. That's why I keep saying it. But I'm going to let you go now. Again, congratulations to all of the men. I think you have a terrific team there.

Steven Komar: Wonderful. Thank you, Sam. Appreciate it.

Operator: And I see no further questions, I'd like to hand over to management for any closing remarks.

Steven Komar: Thank you, Operator. In closing, allow me to reiterate our positive stance about recent trends and related trajectories early in 2012, and the positive impact we believe this will have on full-year 2012 financial results.

We remain quite excited about the expectations for base business performance as well as new business building opportunities for the remainder of this calendar year and beyond. Supplementing that, WidePoint will aggressively pursue the vision and strategies that I've summarized earlier in this call. I'd like to thank you all once again for your time and interest in WidePoint. We appreciate your continued commitment to us, and we will look forward to talking with you again for a progress report at our next quarterly conference call in mid August. Thank you and have a great evening.

Operator: Ladies and gentlemen. This concludes the conference call for today. Thank you for your participation and you may now disconnect.